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Exhibit No. 6            REPRESENTATION AGREEMENT
                                 BETWEEN
                    AMERICAN ENVIRONMENTAL CORPORATION
                                    AND
                        MW McWONG INTERNATIONAL, INC.

1.0   Scope
This Agreement is to confirm the terms and conditions of the appointment by American Environmental Corporation ("AEC") of MW McWong International, Inc. ("MW") as its exclusive representative for the sale of AEC Pollution Control Systems and related spare parts and supplies/consumables in China. The AEC System is defined as the equipment and/or parts and supplies manufactured or procured by AEC. This Agreement constitutes the entire Agreement of the parties and the terms and conditions contained herein supersede all prior agreements between the parties relating to the subject matter of this Agreement.

2.0   MW's Responsibilities

     2.1 MW will perform marketing activities, including, but not limited to the development of Chinese product literature, arranging seminars and conference in China, developing marketing and pricing strategies for AEC products in China monitoring the activities of competitors and identifying trends in the China market.

     2.2 MW will identify and qualify China clients interested in the purchase of AEC Systems and technology. MW will work with the China party to obtain the required information to ensure the technical, logistical, political and financial progress of the project. In addition, MW will also assist AEC with business issues during the installation and commissioning of the equipment.

     2.3 MW will use its expertise in doing business with China as well as its extensive connections with Chinese government officials and leaders in the China environmental industry to facilitate the progress of the Project.

     2.4 MW will identify China support staff for AEC's future China branch office.

     2.5 MW will identify a China facility with the appropriate requirements for the AEC System and the willingness to be it demonstration/test site for the first AEC Pollution Control System.

3.0   AEC's Responsibilities

     3.1 AEC will provide engineering, design and technical support for MW's sales efforts in China.

     3.2 AEC agrees to hire an engineer by May 31, 1996. This engineer will be under contract for AEC and all costs relating to his/her employment will be covered by AEC. This engineer will be stationed at the best strategic location to assure success in China, by providing MW's organization engineering and marketing support for all of AEC products.

     3.3 AEC agrees to secure a bag firm with the technical capabilities and production capacity to support the China program.

     3.4 [Omitted]

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     3.5  Once a suitable location has been identified by McWong in China, a prototype AEC system will be developed and sent by boat to China within 90 days of a qualified lead. The shipping cost will be covered by AEC. This unit is owned by AEC and may only be used for testing purposes.

     3.6 AEC agrees to hold MW harmless and AEC takes all liability arising from equipment malfunction. AEC patents and marketing rights in China.

     3.7 AEC will warrant all equipment accordance to its standard warranty in Addendum A. All subcomponents will carry the OEMs original warranties.

     3.8 AEC will immediately advise MW of significant changes to the equipment/technology which would affect performance.

     3.9 AEC agrees to provide MW a minimum of sixty (60) days advanced notice on any changes in product cost/pricing. This will cover all fabricated items controlled by AEC. Any and all subcomponents will have a complete price pass through from the current vendor at their advance notice time schedule.

4.0   Exclusivity

AEC appoints MW as its exclusive sales representative for sales of AEC System, technology, spare parts and supplies/consumables in China. AEC agrees not to circumvent MW, directly or indirectly, and to protect MW on all China sales according to the terms of this Agreement. AEC also agrees to offer MW in writing the first right of refusal to represent other equipment or technologies developed by AEC. MW must respond to AEC's offer for representation within 45 days. If AEC receives no written response within 45 days MW will forfeit the offer of first right of refusal.

5.0   Compensation

AEC will work on a buy and sell arrangement as follows:

     5.1 AEC will provide the AEC System to MW at a fixed price. The fixed price will include AEC's profit. MW will mark-up AEC's System to include MW's profit.

     5.2 AEC will sell all other technology, equipment, spare parts, supplies or consumables will be at fixed prices (see addendum B). Any profit in excess of the agreed costs in Addendum B, less expenses will be shared equally by AEC and MW.

     5.3 AEC will assist and help secure any contracts that MW asks for assistance. The first couple of contracts will be done at each parties expense. After the completion of the second contract, all future sales or marketing meetings will be done at the expense of MW unless prior arrangements have been approved by AEC.

6.0   Termination

     6.1 Both parties acknowledge that this shall be a continuing Agreement from the date of execution, provided, however, that either party may terminate this Agreement upon 120 days prior written notice to the other party, via certified mail, return receipt requested.

     6.2 In the event that 6.1 is enforced MW will provide AEC within 30 days from receipt of certified mail all pending proposals. These proposals will be honored with a contract signing required with 8 months and installation

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beginning no later than 14 months form effective date of termination. In the event that AEC is unable to begin installation within 14 months from effective date of termination. MW will still receive the full commission due when the project is completed. Commissions after termination of agreement will be paid out as moneys are received by AEC. After receiving 65% of quoted amount form client. MW will be paid 10% on the due amount of commissions. After AEC receives 85% of quoted amount from client, MW will be paid 30% of due amount. The balance of commissions due MW will be paid in full after full payment from the client has cleared AEC's banking account.

7.0   Independent Contractor

     MW and AEC acknowledge that MW is an independent contractor engaged in international trade with China. It is expressly agreed that this Agreement does not create a relationship of employer/employee, joint venture or partnership. MW acknowledge such independent status and thus will be liable for all income and related taxes as well as any other expenses related to commissions earned.

8.0   General

Should any provision of this Agreement or portions thereof be found invalid by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect. The parties agree that this Agreement has been entered into in Clark County, State of Nevada on the date accepted by AEC and the parties hereby submit themselves respectively to the exclusive jurisdiction and venues of such courts for the purposes of any action at law or in equity. If legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees in addition to any other relief to which the party may be entitled. This provision shall be construed as applicable to the entire Agreement. This entire Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Accepted:

Todd W. Hooks, President                 Date: 4/21/96
American Environmental Corporation
2001 E. Flamingo, Suite 100G
Las Vegas, NV  89119

Margaret Y. Wong, President              Date: 4/20/96
MW McWong International, Inc.
3680 Industrial Boulevard, Suite 100
West Sacramento, CA 95691